Exhibit 99.1
PRESS RELEASE
For Immediate Release
Offering of Senior Secured Notes of American Casino & Entertainment Properties, LLC and ACEP Finance Corp.
Las Vegas — Monday, August 3, 2009 — American Casino & Entertainment Properties, LLC (“ACEP”), announced today that ACEP and ACEP Finance Corp, its wholly-owned subsidiary, intend to offer $375 million in aggregate principal amount of new senior secured notes due 2014 (the “Notes”). ACEP will use the net proceeds from the offering to repay its existing term loans. The Notes will be guaranteed on a senior secured basis by all of ACEP’s wholly-owned domestic subsidiaries other than ACEP Finance Corp.
ACEP and ACEP Finance Corp. only plan to offer the Notes to qualified institutional buyers pursuant to Rule 144A under the United States Securities Act of 1933, as amended (“Securities Act”) and to non-US persons pursuant to Regulation S under the Securities Act.
The Notes and the guarantees thereof have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. ACEP’s actual results may differ materially from those set forth in any forward-looking statements due to a number of risks, uncertainties and other factors, as described in ACEP’s filings with the SEC. ACEP does not assume any obligation to update its forward-looking statements.